                                                                  Exhibit 10(nn)

                         SEPARATION AND CONSULTING AGREEMENT

     THIS SEPARATION AND CONSULTING AGREEMENT (this "Agreement") dated October 20, 1997, by and between BASE TEN SYSTEMS, INC., a New Jersey corporation ("Base Ten") and MYLES M. KRANZLER ("Kranzler").

     WHEREAS, Kranzler has determined to retire from his position as director, Chairman of the Board, President and Chief Executive Officer of the Company and its subsidiaries (collectively the "Company"); and

     WHEREAS, the Company desires that Kranzler's substantial experience and knowledge concerning all aspects of the Company's business, operations, products, customers and personnel shall continue to be available to the Company; and

     WHEREAS, Kranzler is willing to remain available as a consultant to the Company, for the period and in accordance with the terms set forth in this Agreement;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth below, the parties agree as follows:

     1. RETENTION OF KRANZLER AS CONSULTANT. Effective as of the date on which Kranzler resigns as President and Chief Executive Officer of the Company (the "Effective Date"), the Company shall and hereby does retain Kranzler, and Kranzler hereby agrees to serve the Company, as a consultant upon the terms and conditions hereinafter set forth. Kranzler acknowledges that the Board of Directors of the Company has requested Kranzler to continue as

Chairman of the Board, a director and an employee of the Company until the date which is three (3) days following the Special Shareholders' Meeting of the Company to be scheduled to be held prior to the end of calendar year 1997 in connection with the sale of the Government Technology division, or December 31, 1997 whichever is earlier, (the "Transition Period") and that Kranzler has agreed to so serve and, accordingly, Kranzler will resign as Chairman of the Board, a director and an employee of the Company effective as of the expiration of the Transition Period. Kranzler will receive compensation for services as Chairman of the Board and a director of the Company during the Transition Period in accordance with the Company's standard policies in effect, and Kranzler's services in his capacity as Chairman of the Board and a director of the Company during the Transition Period will not relate to services covered by or compensated under this Agreement.

     2. CONSULTANT TERM. The term of Kranzler's consultant relationship pursuant to this Agreement will commence on the day following the Effective Date and will terminate one year thereafter, unless sooner terminated hereunder (the "Consulting Term").

     3. CONSULTANT DUTIES. Kranzler shall, at the request of the Company, make himself available to the Company during the Consulting Term to provide consulting and advisory services in connection with the existing and prospective business operations, products, customers, personnel and other business activities of the Company upon the following terms:

          (a) Kranzler shall provide only those consulting and advisory services as requested in writing by the Chief Executive Officer of Base Ten and Kranzler will report solely and directly to the Chief Executive Officer of Base Ten;

          (b) Such services shall be performed at the Company's principal office within the State of New Jersey, or at such other locations or offices as may be mutually agreed upon by the parties from time to time. Unless expressly agreed to by Kranzler, Kranzler shall not be required to perform any services hereunder at a location or office beyond a 65 mile radius of the Company's current principal office;

          (c) In order to perform such services, Kranzler shall be entitled to use and will have access to the Company's computers and will be provided office space at the Company's principal office;

          (d) Kranzler will be required to provide a minimum of 65 working days of service during the Consulting Term (the "Minimum Working Days"). For purposes of this Agreement, the term "working day" means any period of time, not to exceed eight hours, between the hours of 8:00 a.m. and 8:00 p.m., Monday through Friday. The first twenty (20) working days of the Minimum Working Days will be served during the first 20 business days of the Consulting Term unless interrupted by a holiday, period of illness or other incapacity of Kranzler, or other interruption authorized by the Chief Executive Officer of Base Ten. The remaining forty-five (45) working days of the Minimum Working Days will be scheduled a minimum of seven calendar days in advance, unless otherwise agreed to by Kranzler. Kranzler will be entitled to receive the Base Fee (as defined in Section 4(a) of this Agreement) irrespective of whether the Company requests Kranzler's services for all or any of the Minimum Working Days;

          (e) The Company and Kranzler may mutually agree during the Consulting Term for Kranzler to provide additional half or full days of service during the Consulting Term if so requested in accordance with Section 3(a) of this Agreement. For purposes of this Agreement, the term "half day" shall mean any period of time, not to exceed four hours, between the hours of 8:00 a.m. and 8:00 p.m., Monday through Friday;

          (f) Kranzler will not be required to render such services during holidays, periods of illness or other incapacity, or during any period that Kranzler shall have notified the Company is a Vacation Interval. For purposes of this Agreement, the term "Vacation Interval" means a two (2) week period of time during which Kranzler will not be required to provide any services to the Company pursuant to the term of this Agreement. Kranzler shall be entitled to designate three Vacation Intervals during the Consulting Term, provided that Vacation Intervals shall be separated by a minimum of four weeks, unless Kranzler in his discretion elects to provide services to the Company during a Vacation Interval;

          (g) Kranzler agrees to perform the consulting services under this Agreement by using his best efforts and skill to promote the business and interest of the Company.

     4.   COMPENSATION AND OTHER CONSIDERATION.

          (a) The Company shall compensate Kranzler for his services under this Agreement as follows:

               (i) The Company will pay Kranzler a base consulting fee of $100,000 (the "Base Fee") for the services described in Sections 3(a) through 3(d) above, which Base Fee

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shall be payable in equal quarterly installments, without deduction for federal, state and local taxes.

               (ii) The Company shall compensate Kranzler for additional requested services as described in Section 3(e) above by payment of an additional consulting fee of $800 for each half day and $1,600 for each full working day (the "Additional Fee"). The Additional Fee shall be paid to Kranzler at the same time as the Company makes payment of its regular employee payroll following each half day served, without deduction for federal, state and local taxes.

               (iii) Kranzler shall be reimbursed for his reasonable out-of-pocket expenses incurred in the performance of his duties hereunder for approved business related travel and other expenses, provided that Kranzler submits to the Company reasonably detailed receipts with respect thereto.

          (b) In consideration of Kranzler's willingness to enter into this Agreement and to perform the obligations and provide the services referred to in this Agreement, the Board of Directors has authorized by all appropriate corporate action the continuance of the options held by Kranzler listed on Exhibit A attached hereto for the remaining term of such options as indicated on Exhibit A.

          (c) In consideration of Kranzler's separation from the Company as well as his willingness to enter into this Agreement and to perform the obligations and provide the services referred to in this Agreement, the Company shall provide at the Company's expense health insurance and dental insurance to Kranzler and his spouse for the remainder of each of their lives

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with substantially similar benefits as the health insurance and dental insurance currently provided to Kranzler and his spouse, provided that, notwithstanding the foregoing, the Company may change the benefits offered to Kranzler and his spouse in the Company's discretion if such change (i) is effected for executive officers of the Company, or (ii) is reasonably required by the Company and does not materially change the benefits offered to Kranzler and his spouse, provided, however, that a material change shall not include a change in the dentists, physicians and providers available under a dental or medical reimbursement plan.

     5.   INDEMNIFICATION.

          (a) The Company agrees that Kranzler's existing rights, in his capacity as an officer, director or employee of the Company, to indemnification and advancement of expenses, as such rights currently exist under the Company's certificate of incorporation, by-laws, resolutions, and any other agreement or document binding on the Company, shall not be diminished or reduced in any respect following the date of this Agreement, the intent being that Kranzler be indemnified by the Company with respect to any "proceeding" (as that term is defined in N.J.S.A. 14A:3-5(e)) involving Kranzler in his capacity as an existing or former officer, director and employee of Base Ten or any of its subsidiaries, affiliates or any other firms or entities in which Base Ten has an investment or interest (including, but without limitation, uPACS, L.L.C.), to the fullest extent permitted by law, and in connection with any such "proceeding" to have his expenses in connection therewith advanced to the fullest extent permitted by law.

          (b) The Company will continue to maintain, for a period of at least six (6) years following the date of this Agreement (and thereafter until the Company's outside legal counsel shall advise Kranzler in writing that no such liability could reasonably be expected or permitted to be claimed or assessed against Kranzler), the Company's directors and officers liability insurance covering Kranzler in his capacity as a former director, officer and employee of the Company, at the highest coverage level then currently maintained for any of its then current officers or directors.

          (c) The Company agrees to indemnify Kranzler, to the fullest extent permitted by law, with respect to any "proceeding" (as defined in N.J.S.A. 14A:35-(e)) involving Kranzler in his capacity as a consultant or agent of the Company or otherwise in connection with any acts, omissions, circumstances or events of or pertaining to Kranzler pursuant to his services under this Agreement.

     The provisions of this Section 5 are independent covenants of the Company and are in consideration of Kranzler's separation from the Company as well as his willingness to enter into this Agreement and to perform the obligations and provide the services referred to herein, and the Company's obligations under this Section 5 shall survive and be applicable notwithstanding any other event or circumstance affecting any of the Company's obligations under this Agreement.

     6. PAYMENT OF PRIOR OBLIGATIONS. On the Effective Date, the Company shall pay to Kranzler all salary and allowances then owed to Kranzler through such date, including, without limitation all accrued vacation pay.

     7. DEATH OR DISABILITY. Upon the death or disability of Kranzler during the term of this Agreement, the obligation of the Company to make the payments specified in

Section 4(a) of this Agreement shall not cease and the Company shall remain obligated to make such payments to Kranzler or his legal representatives.

     8.   RELATIONSHIP BETWEEN THE PARTIES.

          (a) The relationship of Kranzler to the Company during the term of this Agreement shall be solely that of independent contractor. Consequently, Kranzler shall have no authority and shall not assume to act for or on behalf of the Company without its express written approval.

          (b) Kranzler is solely responsible for the payment of all taxes and the filing of all tax returns and reports with respect to the amounts paid to Kranzler under Section 4 hereof, and Kranzler agrees to indemnify the Company, its officers and directors for any liability imposed on them or each of them arising out of any failure by him to pay such taxes or to file any such returns at any time.

     9. CONFIDENTIAL INFORMATION AND DUTY OF NONDISCLOSURE. Kranzler acknowledges and agrees that his prior employment with the Company and his retention by the Company pursuant to this Agreement necessarily involves his access to certain secrets and confidential information pertaining to the business of the Company. Accordingly, Kranzler agrees that at all times during the term of this Agreement and thereafter, he will not, directly or indirectly, without the express authority of the Company, except as required by the performance of his services under this Agreement or unless directed by applicable legal authority having jurisdiction over Kranzler, disclose to or use for the benefit of any person, firm, corporation or other business entity, or himself, any files, secrets, proprietary information or other confidential information concerning the Company, including, without limitation, any information concerning their past, present or prospective clients, creditors, customers, operations, systems, software or methods. Further, Kranzler agrees that he will not, directly or indirectly, remove or retain, any figures, calculations, letters, papers, records, documents, instruments, drawings, designs, programs or any copies thereof, or any information of any type or description, however such information might be obtained or recorded and on whatever medium such information may be contained, arising out of or in any way relating to the business of the Company or obtained as a result of or in connection with Kranzler's prior employment with the Company, or current retention under this Agreement, heretofore, by the Company; provided that Kranzler may use any such proprietary information (i) which has been disclosed to the public other than by a violation of this Agreement by Kranzler and (ii) for purposes of performing his services under this Agreement. Kranzler acknowledges that all of the foregoing constitutes proprietary information, which is the exclusive property of the Company. Notwithstanding the foregoing, upon leaving the employ of the Company, Kranzler shall be permitted to remove originals or copies, as applicable, of all records, papers and documents kept or made by Kranzler relating to personal matters, which records, papers and documents shall be specifically excluded from the restrictions contained in this
Section 9.

     10.  COVENANT NOT TO COMPETE.

          (a) During the term of this Agreement set forth in Section 2, Kranzler shall not, directly or indirectly, acting as employee, investor, officer, partner, principal or otherwise of any corporation or other entity, within the United States of America, Canada or any of their territories, possessions or protectorates, or in any country which is in the European Common Market, engage in any activity involving products or services or both products and services similar to those products and services of the Company, as such products and services exist on the date hereof or during the term of this Agreement, other than (i) in performing his services under this Agreement, and (ii) in acting as employee, investor, officer, partner, principal or otherwise of any corporation or other entity, within the United States of America, Canada or any of their territories, possessions or protectorates, or in any country which is in the European Common Market, which corporation or entity (or any successor thereto) acquires all or a portion of the Company's existing business.

          (b) During the term of this Agreement set forth in Section 2 and for one year thereafter, Kranzler shall not, directly or indirectly, acting as an employee, owner, partner, investor, officer, director, independent contractor, supplier, consultant, principal or otherwise of any corporation or other entity:

               (i) solicit, other than in connection with a corporation or entity referred in Section 10(a)(ii) above, for the purpose of providing by sale or otherwise any product which is similar to or competitive with any product sold or considered for sale by the Company, any facility of a corporation or business entity (or any individual who exercises management or administrative control over such facility or entity) which on the date hereof or at any time during the 12 months prior to the date hereof, or which Kranzler knows or has reason to believe (at the time of such contact or solicitation) has during the 12 months after the date hereof proposed to purchase, purchased or contracted with the Company for the purchase of any service or product provided by the Company; or

               (ii) disclose to any person, firm, corporation or other entity, any trade, technical, operational, management or other secrets of the Company except to the extent required or permitted under Section 9 hereof;

Notwithstanding the foregoing provision of this Section 10(b), Kranzler may act in any capacity (A) to the extent expressly consented to or approved of in writing by the Company, (B) by participation in any investment or mutual fund over which Kranzler has no authority to make investment decisions with respect to the securities or other investments made by such investment or mutual fund,
(C) as a vendor to the Company, (D) on behalf of a newly formed company which is not a successor to any prior competitor of the Company and which is not a competitor to the Company, or (E) arising solely out of Kranzler being the owner of 5% or less of the securities of any publicly held corporation.

          (c) The parties hereto agree that in the event that either the length of time or the geographical areas set forth in Sections 10(a) or 10(b) above are deemed too restrictive by any court of applicable jurisdiction, the court may reduce such restrictions to those which it deems reasonable under the circumstances.

          (d) Kranzler agrees and acknowledges that the Company does not have an adequate remedy at law for the breach or threatened breach by Kranzler of the covenants under

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this Section 10 and agrees that the Company shall be entitled to apply for injunctive relief to restrain Kranzler from such breach or threatened breach in addition to any other remedies which might be available to the Company at law or in equity.



          (e) The obligations expressed in Sections 9 and 10 hereof shall be in addition to any other obligations imposed by law upon Kranzler with respect to the Company.

     11.  MUTUAL RELEASES.

          (a) Except for those rights of Kranzler set forth in this Agreement, Kranzler's rights of indemnification under law, the certificate of incorporation and/or by-laws and/or resolutions or other agreements or documents of or binding on the Company, insurance policies, and stock options remaining unexercised, Kranzler hereby releases and forever discharges the Company, including any of its successors or assigns, and each and every one of its present and former directors, officers, agents, servants, employees, representatives, heirs, executors, administrators and shareholders, agents and employees from all actions, causes of action, suits, debts, dues, amounts, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, rights under any employment agreement or other agreement whatsoever in law or in equity, which against the Company, Kranzler, Kranzler's heirs, executors, administrators and assigns ever had, now have or hereinafter can, shall or may have for, upon or by reason of any matter, cause or thing whatsoever, including but not limited to, any and all claims that Kranzler has or may have concerning his relationship and/or his resignation as an officer, director and employee of the Company and any claims for compensatory or punitive damages, declaratory or injunctive relief, reinstatement and attorney's fees or costs of litigation, provided, however, that notwithstanding the foregoing, this release shall not apply to any rights or obligations between CKR Partners, L.L.C. (or any successor entity or individual) and the Company relating to the ownership of the building which is the principal headquarters of the Company, including without limitation the purchase options contained in the lease for such building.

          (b) The Company, on behalf of itself and each of its subsidiaries or affiliates or any other firms or entities in which Base Ten has an investment or interest (including, but without limitation, uPACS, L.L.C.), hereby releases and forever discharges Kranzler and his representatives, heirs, executors, and administrators from all actions, causes of action, suits, debts, dues, amounts, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, rights under any employment agreement or other agreement whatsoever in law or in equity, which against Kranzler, the Company or any of its subsidiaries or affiliates or any other firms or entities in which Base Ten has an investment or interest (but, without limitation, uPACS, L.L.C.), and each of their respective officers, partners, agents or employees and assigns ever had, now have or hereinafter can, shall or may have for, upon or by reason of any matter, cause or thing whatsoever, including but not limited to, any and all claims that any such entity or individual may have concerning its or his relationship with Kranzler in his capacity as an officer, director or employee of the Company or any of its subsidiaries or affiliates or any other firms or entities in which Base Ten has an investment or interest (including, but without limitation, uPACS, L.L.C.), including any and all claims for compensatory or punitive damages, declaratory or injunctive relief, reinstatement and attorney's fees or costs of litigation, provided, however, this release shall not apply to any rights or obligations between CKR Partners, L.L.C. (or any successor entity or individual) and the Company relating to the ownership of the building which is the principal headquarters of the Company, including without limitation the purchase options contained in the lease for such building and the rights of the Company with respect to this Agreement.

     12. TERMINATION. If at any time during the term of this Agreement set forth in Section 2, Kranzler is in default in complying with the provisions of this Agreement, the Company shall be entitled to terminate this Agreement after 30 days written notice to Kranzler and cease to provide Kranzler any further compensation set forth in Section 4 hereof, provided Kranzler has not cured such default within such 30 day period. Anything to contrary contained in this Agreement notwithstanding, the provisions of Sections 5, 9, 10 and 11 of this Agreement shall survive any expiration or termination of this Agreement for any reason whatsoever.

     13. NOTICES. For the purposes of this Agreement, notices and all other communication provided for in this Agreement shall be effective and shall be deemed to have been duly given if the same is in writing and when delivered or mailed by first class mail, postage prepaid, addressed as follows:

          If to the Company:       Base Ten Systems, Inc.
                                   One Electronics Drive
                                   Trenton, New Jersey 08619
                                   Attention:  Chief Executive Officer

          If to Kranzler:          Myles M. Kranzler
                                   173 Rolling Hill Road
                                   Skillman, NJ  08557

     14. ASSIGNMENT/BINDING EFFECT. The duties and obligations of Kranzler hereunder are not assignable by him without the prior written consent of the Company. The Company may assign its rights hereunder to any affiliated or successor corporation, including a successor through the purchase of all or substantially all of the Company's assets. This Agreement and the rights hereunder shall be binding upon and inure to the benefit of and be enforceable by (i) Kranzler's personal or legal representatives, executors, administrators, distributees, devisees and legatees, and (ii) the successors and assigns of the Company.

     15. INTEGRATION. This Agreement represents the entire understanding of the parties with respect to the subject matter hereof. This Agreement supersedes all other agreements, contracts, understandings and other arrangements, written or oral, between the parties, all of which are hereby terminated and shall be of no further force or effect, including without limitation, any employment contracts, agreements or understandings in effect as of the date hereof.

     16. SEVERABILITY. In the event that one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     17. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by Kranzler and such officer of the Company as may be specifically designated by the Company.

No waiver by either party hereto at any time of any breach by the other party hereto of, or in compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time. No representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New Jersey without regard to conflict of law principles. This Agreement may be executed in counterparts, each of which shall be deemed a duplicate original, all of which shall be deemed to be one in the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first set forth above.

                                   BASE TEN SYSTEMS, INC.


                                   By: /s/ Edward J. Klinsport
                                      ----------------------------------
                                         Name:  Edward J. Klinsport
                                         Title: Executive Vice President

                                   /s/ Myles M. Kranzler
                                   -------------------------------------
                                          MYLES M. KRANZLER

                                      Exhibit A

                                   List of Options


ISSUE DATE  EXERCISE DATE  EXPIRATION DATE  EXERCISE PRICE  AWARDED OPTIONS

6/1/93         9/23/94        6/1/99           8.0625           140,000

11/24/93       9/23/94        11/23/03         8.625             15,000

6/13/94        12/13/94       6/12/04          8.37               6,000

4/18/96         3/20/97       4/17/06         10.25              50,000